Exhibit 99.1

DIGENE ANNOUNCES FIRST QUARTER FISCAL 2005 RESULTS

-Company Reports Record Revenues for the Quarter-
- Total Revenues up 34% to $26.2 Million, with Net Loss of $6.3 Million or $0.32 per Diluted Share -
- Net Income of $2.3 Million, or $0.11 per Diluted Share, Excluding $14 Million Settlement Expense
and Related Income Tax Benefit -
- Company Updates Guidance for Fiscal 2005 -

GAITHERSBURG, MD, November 3, 2004 — Digene Corporation (NASDAQ: DIGE) today reported financial results for the fiscal 2005 first quarter ended September 30, 2004.

Comparison of Financial Results
(millions, except per share data)
	Quarter ended September 30,
	2004	2003
As reported:
Total revenue	$26.2	$19.6
Income (loss) before income taxes	(10.3)	0.8
Net income (loss)	(6.3)	0.7
Net income (loss) per share	(0.32)	0.03
Excluding patent litigation settlement expense of $14 million*:
Income before income taxes	3.7	0.8
Net income	2.3	0.7
Net income per share	0.11	0.03
* See “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” below

Total revenues for the quarter increased 34% to $26.2 million from $19.6 million in the first quarter of fiscal 2004. Worldwide human papillomavirus (HPV) test revenues grew 36% to $22.4 million from $16.5 million in last year’s comparable quarter. U.S. HPV test revenues increased 38% to $18.1 million from $13.1 million in the first quarter of fiscal 2004. Gross margin on product sales was 83% in the fiscal 2005 first quarter compared to 83% in the fiscal 2004 first quarter. Net loss was $6.3 million, or $0.32 per diluted share, in the fiscal first quarter. Excluding the $14 million patent litigation settlement expense and related tax benefit, net income for the fiscal 2005 first quarter was $2.3 million, or $0.11 per diluted share, versus a net income of $0.7 million, or $0.03 per diluted share, in the comparable fiscal 2004 quarter. The $14 million patent litigation settlement expense and related tax benefit of $5.5 million in the fiscal 2005 first quarter resulted from the previously-announced Settlement and License Agreement with Enzo Biochem, Inc.

Evan Jones, Chairman and Chief Executive Officer of Digene Corporation, commented, “Digene is pleased to announce record revenues for the first quarter of the fiscal year, and excluding the $14 million patent litigation settlement expense, income before income taxes of $3.7 million. During the quarter we confirmed that our physician detailing efforts when combined with physician education programs and consumer awareness initiatives are impacting positively our DNAwithPap™ Test adoption rates. Based on our experience to date, we have decided to increase our investment in physician detailing, direct-to-consumer (DTC) promotion and other marketing activities in order to further accelerate the DNAwithPap Test adoption rate among providers in the quarters to come.”

Mr. Jones concluded, “We are making significant progress with our overall business. We continue to advance sales of our core products, we have eliminated uncertainty associated with Enzo Biochem through a Settlement and License Agreement announced subsequent to the quarter, and we will further invest in our U.S. sales and marketing infrastructure. Looking ahead to the remainder of fiscal 2005, we will be shifting more of our resources to expand our DNAwithPap Test adoption and expect the majority of our growth to be driven primarily by our U.S. business.”

Digene Outlook

The following forward-looking information is being provided as a convenience to investors. The projections are based upon numerous assumptions, which Digene believes to be reasonable but many of which Digene cannot control. Consequently, actual results may differ materially from the guidance and objectives described below. Further, the guidance and objectives provided below assume the continued growth and success of Digene’s existing business, including sales of its HPV test products. Please refer to the disclosure notice below.

For the fiscal 2005 second quarter ending December 31, 2004, the Company expects:

•	Total revenues of $26 million to $28 million.

•	Gross margin of approximately 80%.

•	Income before income taxes of $1 million to $3 million.

•	Net income of $0.5 million to $2.0 million, or $0.02 to $0.10 per diluted share, respectively, based on an estimated tax rate of 40% and an estimated 21 million diluted weighted average shares outstanding.

The updated fiscal year 2005 guidance reflects reduced revenue primarily from slower anticipated growth in the first half of the fiscal year and softness in European sales relative to prior expectations, and additional investment in U.S. sales and marketing and reductions in research and development and general and administrative expenses as compared to prior guidance. For the fiscal year ending June 30, 2005, Digene expects:

•	Total revenues of $115 million to $120 million

•	U.S. HPV revenue growth of 40% to 50%, up from approximately $58 million, and international HPV revenue growth of 15% to 25%, up from approximately $17 million.

•	Total U.S. revenue growth of 35% to 40% up from approximately $67 million.

•	Gross margin of approximately 80%.

•	Loss before income taxes of $2 million to $8 million.

•	Net loss of $1.2 million to $4.8 million, or $(0.06) to $(0.24) per diluted share, based on an estimated tax rate of 40% and an estimated 20 million diluted weighted average shares outstanding.

•	Excluding the $14 million patent litigation settlement expense, income before income taxes of $6 million to $12 million.

•	Excluding the $14 million patent litigation settlement expense and related income tax benefit, net income of $3.7 million to $7.3 million, or $0.18 to $0.35 per diluted share, based on an estimated tax rate of 40% and an estimated 21 million diluted weighted average shares outstanding.

Total operating expenses for fiscal 2005, excluding the $14 million patent litigation settlement expense, are projected to be between $85 million and $90 million, consisting of:

•	Research and Development expenses between $12 million and $14 million.

•	General and Administrative expenses between $20 million and $22 million.

•	Sales and Marketing expenses between $46 million and $50 million.

•	Total royalty and technology fees of approximately 5% to 6% of product sales.

Digene management will host a conference call to discuss results for the fiscal 2005 first quarter on November 3, 2004 at 4:30 pm (Eastern). The call will be broadcast live over the Internet and can be accessed at Digene’s website, www.digene.com. In addition, a telephonic replay of the call will be available through November 17, 2004, and may be accessed by dialing (800) 937-4243 or (402) 220-3056.

Digene® is a registered trademark and DNAwithPap™ and hc2 High-Risk HPV DNA Test™ are trademarks of Digene Corporation.

Non-GAAP Measures

To supplement the company’s consolidated financial statements presented in accordance with GAAP, Digene used non-GAAP measures of certain components of financial performance, including income before income taxes, net income and earnings per share, which are adjusted from results based on GAAP to exclude the $14 million patent litigation settlement expense and related tax benefit of $5.5 million resulting from the previously announced Settlement and License Agreement with Enzo Biochem, Inc. These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the most directly comparable GAAP measure.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

(in thousands, except net income (loss) per share and shares)

Three Months
Ended September 30,
2004
Income (loss) before income taxes
GAAP	$(10,297)
Adjustment to exclude the $14.0 million patent litigation settlement expense	14,000
Non-GAAP	$3,703

Net income (loss) and net income (loss) per diluted share
GAAP net income (loss)	$(6,273)
Adjustment to exclude the $14.0 million patent litigation
settlement expense and related tax benefit of
approximately $5.5 million	8,528

Non-GAAP net income	$2,255

GAAP diluted net income per share (loss)	$(0.32)

Non-GAAP diluted net income per share (loss)	$0.11
Weighted average diluted shares outstanding used in
GAAP calculation	19,887,914

Weighted average diluted shares outstanding used in non-
GAAP calculation	20,741,948

	Guidance for 12 Months Ending
	June 30, 2005
	LOW	HIGH
Income (loss) before income taxes
GAAP	$(8,000)	$(2,000)
Adjustment to exclude the $14.0 million patent litigation settlement expense	14,000	14,000

Non-GAAP	$6,000	$12,000

Net income (loss) and net income (loss) per diluted share
GAAP net income (loss)	$(4,800)	$(1,200)
Adjustment to exclude the $14.0 million patent litigation settlement expense and related tax benefit of approximately $5.5 million	8,528	8,528

Non-GAAP net income	3,728	7,328

GAAP diluted net income per share (loss)	$(0.24)	$(0.06)

Non-GAAP diluted net income per share (loss)	$0.18	$0.35

Weighted average diluted shares outstanding used in GAAP calculation	20,000,000	20,000,000

Weighted average diluted shares outstanding used in non-GAAP calculation	21,000,000	21,000,000

About Digene

Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, MD, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases – with a focus on women’s cancers and infectious diseases. The Company’s hc2 High-Risk HPV DNA Test is the only test for human papillomavirus approved by the FDA. It is approved by the agency for use in conjunction with the Pap test as a primary screen for cervical cancer and its precursors in women aged 30 and older, and as a follow-up to an abnormal Pap test result. For more information, visit www.thehpvtest.com. Digene’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, as well as tests for blood viruses. Visit the company’s Web site, www.digene.com. For more information, investors should contact Charles Fleischman at 301-944-7000; journalists should contact Pam Rasmussen at 301-944-7196.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors, which could cause actual results to differ from expectations include, but are not limited to, the degree of acceptance of HPV testing by physicians, uncertainty of the company’s future profitability, its ability to scale up manufacturing operations to meet any increased demand, the uncertainty regarding patents and proprietary rights, the success of the Company’s marketing efforts, competition, risks inherent in international transactions, and the inability to obtain requisite additional financing, as well as other factors discussed in the Company’s Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission.

DIGENE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except net income (loss) per share and shares)
(unaudited)

	Three Months Ended September 30,
	2004	2003

Revenues:
Product sales	$25,747	$19,492
Other	464	126

Total revenues	26,211	19,618

Costs and expenses:
Cost of product sales	4,525	3,386
Royalty and technology	1,408	519
Research and development	2,673	2,855
Selling and marketing	9,296	7,893
General and administrative	4,561	4,169
Patent litigation settlement	14,000	—

Income (loss) from operations	(10,252)	796

Other income (expense):
Interest income	189	90
Interest expense	(21)	(61)
Other income (expense)	(38)	(18)

Income (loss) before minority interest
and income taxes	(10,122)	807
Minority interest	(175)	—

Income (loss) before income taxes	(10,297)	807
Provision for (benefit from) income taxes	(4,024)	152

Net income (loss)	$(6,273)	$655

Basic net income (loss) per share	$(0.32)	$0.04

Diluted net income (loss) per share	$(0.32)	$0.03

Weighted average shares outstanding Basic	19,887,914	18,448,249

Diluted	19,887,914	20,262,654

DIGENE CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	September 30, 2004	June 30, 2004
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$4,447	$4,079
Short-term investments	44,906	44,654
Total current assets	80,999	80,284
Total assets	108,937	103,270
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$27,281	$16,042
Long-term liabilities	1,317	1,165
Total stockholders’ equity	80,339	86,063

Total liabilities and stockholders’ equity	$108,937	$103,270

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